Exhibit 21
LIST OF SUBSIDIARIES
Name of 100% Owned Subsidiaries and Jurisdiction in Which Organized

1.	FEI Technologies Inc. (Oregon, United States)
2.	ASPEX Corporation (Pennsylvania, United States)
3.	FEI Houston, Inc. (fka Visualization Sciences Group Inc.) (Texas, United States)
4.	FEI Electron Optics International B.V. (The Netherlands)
5.	FEI Electron Optics B.V. (The Netherlands)
6.	FEI Europe B.V. (The Netherlands)
7.	FEI CPD B.V. (The Netherlands)
8.	FEI Global Holdings C.V. (The Netherlands)
9.	FEI Czech Republic s.r.o. (Czech Republic)
10.	FEI Munich GmbH (Germany)
11.	FEI Deutschland GmbH (Germany)
12.	FEI France SAS (France)
13.	FEI SAS (France)
14.	FEI UK Limited (United Kingdom)
15.	FEI Italia S.r.l. (Italy)
16.	FEI Norway Holding AS (Norway)
17.	FEI Trondheim AS (Norway)
18.	FEI Servicos de Nanotechnologia Ltda (Brazil)
19.	FEI Technology de Mexico S.A. de C.V. (Mexico)
20.	FEI Company Japan Ltd. (Japan)
21.	FEI Trading (Shanghai) Co., Ltd. (China)
22.	FEI Asia Pacific Co., Ltd. (China)
23.	FEI Hong Kong Company Limited (Hong Kong)
24.	FEI Korea Ltd. (South Korea)
25.	FEI Company of USA (S.E.A.) Pte Ltd (Singapore)
26.	FEI Melbourne Pty Ltd. (Australia)
27.	FEI Australia Pty Ltd. (fka FEI Canberra Pty Ltd. and Lithicon Australia Pty Ltd.) (Australia)
28.	FEI Microscopy Solutions Ltd. (Israel)
29.	DCG Systems, Inc. (California, United States)
30.	DCG Systems, LLC (Delaware, United States)
31.	DCG Systems C.V. (Caymen Islands)
32.	DCG Systems B.V. (The Netherlands)
33.	DCG Systems GmbH (Germany)
34.	DCG Systems G.K. (Japan)
35.	DCG Systems International Pte Ltd. (Singapore)
36.	DCG Systems Korea Ltd. (South Korea)